THE BANK OF NEW YORK
285 Main Mall, Poughkeepsie, New York 12601


June 14, 1996


Sono-Tek Corporation
Building #3
2012 Route 9W
Milton, New York 12547

Gentlemen:

We refer to the promissory note, dated October 23, 1991, made by Sono-Tek Corporation (the "Company") to the order of The Bank of New York (the "Bank") in the original principal amount of $300,000 as amended by the letter agreement, dated October 5, 1993 (the "Letter Agreement"), between the Bank and the Company (as so amended, the "Note"). As of the date hereof the principal amount outstanding under the Note is $175,915.28.

The Note is hereby modified by amending the Letter Agreement as follows: the phrase "1st of November 1996" in clause (a) of the Letter Agreement is deleted and in its place the phrase "1st of August 1998" is inserted.

All other terms and provisions of the Note (including, without limitation, the other terms and provisions of the Letter Agreement) shall remain in full force and effect.

Please indicate your agreement to the foregoing by executing this letter agreement on the line provided below and returning an original copy thereof to the Bank.

Very truly yours,

/s/ Dianne F. Davis

Dianne F. Davis
Assistant Vice President
Commercial Lending

Accepted and Agreed to:

SONO-TEK CORPORATION

By:   /s/ J. D. Urquhart
      Name: J. Duncan Urquhart
      Title: Controller and Treasurer